Exhibit 99.3
Financial Statements and Supplementary Data
     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Authorize.Net Holdings, Inc.
Marlborough, Massachusetts
     We have audited the accompanying consolidated balance sheets of Authorize.Net Holdings, Inc. (formerly Lightbridge, Inc.) and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Authorize.Net Holdings, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 4 to the financial statements, the Company changed its method of accounting for share-based payments upon the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.
/S/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 15, 2007 (August 8, 2007 as the effect of the discontinuation of the Telecom Decisioning Services business described in Notes 2, 3, 5 and 16)

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(Amounts in thousands except
	share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$116,172	$83,120
Short-term investments	—	1,688
Accounts receivable, net	2,894	2,627
Deferred tax assets	4,169	—
Other current assets	1,250	1,346
Current assets of discontinued operations	3,258	11,370

Total current assets	127,743	100,151
Property and equipment, net	4,385	4,792
Other assets, net	418	391
Restricted cash	500	2,100
Goodwill	57,628	57,628
Intangible assets, net	15,582	18,414
Deferred tax assets	15,392	—
Non-current assets of discontinued operations	826	6,059

Total assets	$222,474	$189,535

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,238	$1,280
Accrued compensation and benefits	3,135	3,393
Other accrued liabilities	4,489	4,675
Deferred rent	606	656
Deferred revenues	2,218	2,292
Funds due to merchants	8,751	7,112
Accrued restructuring	804	972
Current liabilities of discontinued operations	2,536	5,615

Total current liabilities	23,777	25,995
Deferred rent, less current portion	1,957	2,548
Deferred tax liabilities	4,754	3,074
Deferred revenues, less current portion	971	265
Other long-term liabilities	700	700

Total liabilities	32,159	32,582

Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding at December 31, 2006 and 2005	—	—
Common stock, $0.01 par value; 60,000,000 shares authorized; 30,888,910 and 30,259,882 shares issued and 27,448,926 and 26,820,839 shares outstanding at December 31, 2006 and 2005, respectively	309	303
Additional paid-in capital	178,196	169,648
Accumulated other comprehensive income	171	110
Retained earnings	32,437	7,679
Treasury stock, at cost	(20,798)	(20,787)

Total stockholders’ equity	190,315	156,953

Total liabilities and stockholders’ equity	$222,474	$189,535

See notes to consolidated financial statements.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31
	2006	2005	2004
	(Amounts in thousands
	except per share amounts)
Revenues	$57,549	$45,328	$26,836

Cost of revenues:	12,479	9,902	7,256

Gross profit:	45,070	35,426	19,580

Operating expenses:
Engineering and development	5,614	4,719	3,226
Sales and marketing	18,451	16,445	12,962
General and administrative	17,085	15,484	14,374
Purchased in-process research and development	—	—	679
Restructuring charges and related asset impairments	173	1,259	1,375

Total operating expenses	41,323	37,907	32,616

Income (loss) from operations	3,747	(2,481)	(13,036)
Interest income, net	4,883	1,937	935

Income (loss) from continuing operations before (benefit) provision for income taxes	8,630	(544)	(12,101)
(Benefit) provision for income taxes	(18,114)	1,848	8,033

Income (loss) from continuing operations	26,744	(2,392)	(20,134)

Discontinued operations, net of income taxes:
Gain on sale of Fraud Centurion assets	—	—	2,673
Gain on sale of INS business	—	12,689	—
Income (loss) from discontinued operations, net of income tax	(1,986)	8,715	2,056

Total discontinued operations, net of income taxes	(1,986)	21,404	4,729

Net income (loss)	$24,758	$19,012	$(15,405)

Net income (loss) per common shares (basic):
From continuing operations	$0.98	$(0.09)	$(0.76)
From discontinued operations	(0.07)	0.80	0.18

Net income (loss) per common share (basic)	$0.91	$0.71	$(0.58)

Net income (loss) per common share (diluted):
From continuing operations	$0.95	$(0.09)	$(0.76)
From discontinued operations	(0.07)	0.80	0.18

Net income (loss) per common share (diluted):	$0.88	$0.71	$(0.58)

Basic weighted average shares	27,248	26,670	26,643

Diluted weighted average shares	28,245	26,670	26,643

See notes to consolidated financial statements.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated	Retained
			Additional		Other	Earnings			Total
	Common Stock		Paid-in		Comprehensive	(Accumulated	Treasury Stock		Stockholders’
	Shares	Amount	Capital	Warrants	Income/(Loss)	Deficit)	Shares	Amount	Equity
	(Amounts in thousands)
Balance, January 1, 2004	29,648	$298	$166,882	$206	—	$4,072	2,804	$(16,955)	$154,503

Net loss	—	—	—	—	—	(15,405)	—	—	(15,405)
Foreign currency loss	—	—	—	—	(184)	—	—	—	(184)

Total comprehensive loss									(15,589)
Issuance of common stock under employee stock purchase plan	84	—	395	—	—	—	—	—	395
Exercise of common stock options	220	2	148	—	—	—	—	—	150

Repurchase of common stock	—	—	—	—	—	—	635	(3,832)	(3,832)

Tax benefit from disqualifying dispositions of stock options	—	—	40	—	—	—	—	—	40

Balance, December 31, 2004	29,952	300	167,465	206	(184)	(11,333)	3,439	(20,787)	135,667

Net income	—	—	—	—	—	19,012	—	—	19,012
Foreign currency gain	—	—	—	—	314	—	—	—	314
Unrealized loss on short-term investments	—	—	—	—	(20)	—			(20)

Total comprehensive income									19,306
Issuance of common stock under employee stock purchase plan	73	—	290	—	—	—	—	—	290
Exercise of common stock options	235	3	1,273	—	—	—	—	—	1,276
Expiration of warrants	—	—	206	(206)	—	—	—	—	—
Share-based compensation	—	—	414	—	—	—	—	—	414

Balance, December 31, 2005	30,260	303	169,648	—	110	7,679	3,439	(20,787)	156,953

Net income	—	—	—	—	—	24,758	—	—	24,758
Foreign currency gain	—	—	—	—	41	—	—	—	41
Change in unrealized loss	—	—	—	—	20	—			20

Total comprehensive income									24,819
Issuance of common stock under employee stock purchase plan	20	—	126	—	—	—	—	—	126
Exercise of common stock options	605	6	4,451	—	—	—	—	—	4,457
Issuance of restricted stock awards	4	—	—	—	—	—	—	—	—
Repurchase of restricted common stock	—	—	—	—	—	—	1	(11)	(11)
Share-based compensation	—	—	3,971	—	—	—	—	—	3,971

Balance, December 31, 2006	30,889	$309	$178,196	$—	$171	$32,437	3,440	$(20,798)	$190,315

See notes to consolidated financial statements.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
	(Amounts in thousands)
Cash flows from operating activities:
Net income (loss)	$24,758	$19,012	$(15,405)
Income (loss) from discontinued operations	(1,986)	21,404	4,729

Income (loss) from continuing operations	26,744	(2,392)	(20,134)
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
Purchased in-process research and development	—	—	679
Depreciation and amortization	5,145	4,722	4,099
Asset impairment related to restructuring	—	654	—
Deferred income taxes	(17,881)	1,813	9,081
Tax benefit from disqualifying dispositions of stock options	—	—	40
Shared-based compensation expense	3,467	414	—
Changes in assets and liabilities:
Accounts receivable	(267)	(686)	(126)
Other assets	69	(210)	369
Accounts payable and accrued liabilities	(654)	3,012	2,118
Funds due to merchants	1,639	1,554	(838)
Deferred rent	(641)	(1,195)	4,323
Deferred revenues	633	948	1,609
Other liabilities	—	700	—

Net cash provided by operating activities of continuing operations	18,254	9,334	1,220

Cash flows from investing activities of continuing operations:
Purchases of property and equipment	(1,906)	(2,177)	(3,435)
Change in restricted cash	1,600	(1,500)	(600)
Purchase of short-term investments	(520)	(3,928)	(33,490)
Proceeds from sales and maturities of short-term investments	2,208	14,829	84,705
Acquisition of Authorize.Net, less cash received	—	—	(77,510)

Net cash provided by (used in) investing activities of continuing operations	1,382	7,224	(30,330)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of common stock	4,583	1,566	545
Repurchase of restricted common stock	(11)	—	(3,832)

Net cash provided by (used in) financing activities of continuing operations	4,572	1,566	(3,287)
Effects of foreign exchange rate changes on cash and cash equivalents	(18)	270	(192)
Net cash provided by (used in) operating activities of discontinued operations	9,113	11,635	9,895

Net cash provided by investing activities of discontinued operations	(251)	14,055	(7,955)

Net increase (decrease) in cash and cash equivalents	33,052	44,084	(30,649)
Cash and cash equivalents, beginning of year	83,120	39,036	69,685
Cash and cash equivalents, end of year	$116,172	$83,120	$39,036

See notes to consolidated financial statements.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Business
     Business — Authorize.Net Holdings, Inc. and subsidiaries (Authorize.Net or the Company) was incorporated in June 1989 under the laws of the state of Delaware. Effective April 27, 2007, we changed our corporate name from Lightbridge, Inc. to Authorize.Net Holdings, Inc. The change of the corporate name does not have an effect on the presentation of the financial statements. With the sale of the Telecom Decisioning Services (TDS) business, we solely operate in and focus on the payment processing business, which offers a transaction processing business that allows businesses to authorize, settle and manage credit card, electronic check and other electronic payment transactions online. The Payment Processing business consists of a set of Internet Protocol (IP) based payment processing gateway services that enable online and other merchants to authorize, settle, manage risk, and manage credit card or electronic check transactions via a variety of interfaces.
2. Summary of Significant Accounting Policies
     Basis of Presentation and Principles of Consolidation — These consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
     Discontinued Operations — The Company has determined that the disposed TDS business, Intelligent Network Solutions (INS) business and Instant Conferencing business should be accounted for as a discontinued operation in accordance with SFAS 144, “Accounting for the Disposal of or Impairment of Long-Lived Assets.” In the financial statements as of December 31, 2006 and December 31, 2005 and for the three years in the period ended December 31, 2006 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the TDS business was included in continuing operations.
     Significant Estimates — The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at each reporting date and the amount of revenues and expenses reported each period. These estimates include provisions for bad debts, certain accrued liabilities, goodwill and impairment of long lived assets, recognition of revenue and expenses, and recoverability of deferred tax assets. Actual results could differ from these estimates.
     Financial Instruments — Financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses. The estimated fair value of these financial instruments approximates their carrying value because of their short-term nature.
     Cash and Cash Equivalents — Cash and cash equivalents include short-term, highly liquid instruments, which consist primarily of money market accounts. The majority of cash and cash equivalents are maintained with major financial institutions in North America. Deposits with these banks may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and, therefore, bear minimal risk.
     Short-Term Investments — Short-term investments consist of corporate debt and government securities maturing in one year or less and are classified as available-for-sale. These investments are carried at fair market value with unrealized gains and losses recorded as a component of stockholders’ equity. The Company did not hold any short-term investments at December 31, 2006. As of December 31, 2005, short-term investments consisted of the following (in thousands):

		Gross	Gross	Fair
		Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
December 31, 2005:
Corporate debt securities	$710	$—	$(8)	$702
Government securities	998	—	(12)	986

	$1,708	$—	$(20)	$1,688

     Realized gains and losses are determined using the specific identification method. Gains are recognized when realized and are recorded in the Consolidated Income Statements as Other income (expense), net. Losses are recognized as realized or when the Company has determined that an other-than-temporary decline in fair value has occurred.
     Property and Equipment — Property and equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are amortized over the term of the lease or the lives of the assets, whichever is shorter. Acquired property and equipment is recorded at fair value, which is then considered cost, and depreciated over the remaining estimated useful life. Repairs and maintenance costs are expensed as incurred.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Deferred Rent — Deferred rent consists of step rent and tenant improvement allowances from landlords related to the Company’s operating leases for its facilities. Step rent represents the difference between actual operating lease payments due and straight-line rent expense, which is recorded by the Company over the term of the lease, including the build-out period. The amount of the difference is recorded as a deferred credit in the early periods of the lease, when cash payments are generally lower than straight-line rent expense, and is reduced in the later periods of the lease when payments begin to exceed the straight-line expense. Tenant allowances from landlords for tenant improvements are generally comprised of cash received from the landlord as part of the negotiated terms of the lease. These cash receipts are recorded as a deferred credit that is amortized into income as a reduction of rent expense over the term (including the build-out period) of the applicable lease.
     Revenue Recognition and Concentration of Credit Risk — The Company generates revenue from performing payment processing services. If substantial doubt exists regarding collection of fees for the Company’s products or services at the time of delivery or performance, the Company defers recognition of the associated revenue until the fees are collected.
     Revenues from payment processing transaction services are derived from the Company’s credit card processing and eCheck processing services (collectively “processing services”), from gateway fees and from set-up fees. Processing services revenue is based on a fee per transaction, and is recognized in the period in which the transaction occurs. Gateway fees are monthly subscription fees charged to merchant customers for the use of the payment gateway. Gateway fees are recognized in the period in which the service is provided. Set-up fees represent one-time charges for initiating the Company’s processing services. Although these fees are generally paid to the Company at the commencement of the agreement, they are recognized ratably over the estimated average life of the merchant relationship, which is determined through a series of analyses of active and deactivated merchants. Commissions paid to outside sales partners are recorded in sales and marketing expense in the Company’s statements of operations.
     The Company recognizes revenue in accordance with EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” which includes evaluating a number of criteria that management considers in making its determination with respect to gross vs. net reporting of revenue. The Company recognizes revenue on the gross amount earned from the merchant under arrangements where the Company is the primary obligor, performs all services, performs administrative functions including billing, and bears all performance and collection risks. The Company recognizes revenue on the net amount earned from outside sales partners or third party solution providers when the Company is not the primary obligor, does not perform all the services, and bears no collection risk. No one customer accounted for more than 10% of net sales during the years ended December 31, 2006, 2005 and 2004.
     The Company maintains an allowance for bad debts and sales returns and allowances based on factors such as the composition of accounts receivable, historical experience, and current economic trends. These estimates are adjusted periodically to reflect changes in facts and circumstances. The Company’s allowance for doubtful accounts was $0.6 million $0.5 million and $0.5 million for the years ended December 31, 2006, 2005 and 2004, respectively. No single customer accounted for more than 10% of total accounts receivable as of December 31, 2006 and one customer accounted for 12% of total accounts receivable as of December 31, 2005. The following reflects the activity of the allowance for doubtful accounts for the years ended:

	Years Ended
	December 31,
	2006	2005	2004
Balance at beginning of year (at acquisition)	$519	$524	$612	(1)
Charged to cost and expense	836	573	291
Deductions	(774)	(578)	(379)

Balance at end of year	$581	$519	$524

(1)	Balance acquired during acquisition of Authorize.Net
     Goodwill and Acquired Intangible Assets — During 2004, the Company recorded goodwill of $57.6 million in connection with the acquisition of Authorize.Net. The Company is required to test such goodwill as well as indefinite lived intangible assets for impairment on at least an annual basis. The Company has adopted March 31st as the date of the annual impairment tests for Authorize.Net. The Company completed its annual testing for impairment of goodwill and indefinite lived intangible assets and, based on those tests, concluded that no impairment of goodwill and indefinite lived intangible assets existed. The Company will assess the impairment of goodwill on an annual basis or more frequently if other indicators of impairment arise.
     Acquired intangible assets related to the acquisition of Authorize.Net include outside sales partner network, existing technology, merchant customer base, trademarks and processor relationships. The outside sales partner network and the processor relationships are amortized over twelve years. The merchant customer base and the existing technology are amortized over five years. Trademarks are not amortized.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The components of acquired intangible assets are as follows (dollars in thousands):

	December 31, 2006			December 31, 2005
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Amortizable intangible assets:
Outside sales partner network	$9,300	$(2,131)	$7,169	$9,300	$(1,356)	$7,944
Merchant customer base	7,000	(3,850)	3,150	7,000	(2,450)	4,550
Existing technology	3,162	(1,730)	1,432	3,162	(1,098)	2,064
Processor relationships	300	(69)	231	300	(44)	256
Unamortized intangible assets:
Trademarks	3,600	—	3,600	3,600	—	3,600

	$23,362	$(7,780)	$15,582	$23,362	$(4,948)	$18,414
     Amortization expense for intangible assets totaled $2.8 million for the years ended December 30, 2006 and 2005.
     Future amortization expense consisted of the following at December 31, 2006:

Amortization
2007	$2,832
2008	2,833
2009	1,317
2010	800
2011	800
Thereafter	3,400

Total future amortization expense	$11,982

     Income Taxes — The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of existing assets and liabilities. Deferred income tax assets are principally the result of net operating loss carryforwards, income tax credits and differences in depreciation and amortization and accrued expenses and reserves reported differently for financial purposes and income tax purposes, and are recognized to the extent realization of such benefits is more likely than not. Authorize.Net periodically assesses the recoverability of any tax assets recorded on the balance sheet and provides for any necessary valuation allowances. (See Note 13).
     Development Costs — Development costs, which consist of research and development of new products and services, are expensed as incurred, except for software development costs meeting certain criteria for capitalization. Software development costs are capitalized after establishment of technological feasibility which the Company defines as the point that a “working model” of the software application has achieved all design specifications and is available for “beta testing.” No costs have qualified for capitalization to date.
     Internal Use Software — The Company follows the guidance set forth in Statement of Position (“SOP”) No. 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use,” in accounting for the development of its on demand use systems. SOP No. 98-1 requires companies to capitalize qualifying computer software costs which are incurred during the application development stage, and to amortize them over the software’s estimated useful life.
     The Company capitalized $0.5 million during the year ended December 31, 2006 which primarily related to upgrades and enhancements to the Company’s proprietary billing system that added significant functionality. These amounts are included in internally developed software in the accompanying consolidated balance sheets. The Company amortizes such costs when the systems become operational. Approximately $0.1 million of this software was placed in service as of December 31, 2006. These costs are being amortized over an estimated life of three years. The Company did not incur material amortization costs associated with this software during the year ended December 31, 2006.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Foreign Currency Translation — The financial statements of the Company’s foreign subsidiary are translated in accordance with SFAS No. 52, “ Foreign Currency Translation.” The reporting currency for the Company is the U.S. dollar. The functional currency of the Company’s foreign subsidy in Canada is the Canadian dollar. Accordingly, the assets and liabilities of the Company’s foreign subsidiary are translated into U.S. dollars using the exchange rate in effect at each balance sheet date. Revenue and expense accounts generally are translated using an average rate of exchange during the period. Foreign currency translation adjustments are accumulated as a component of other comprehensive income as a separate component of stockholders’ equity. We recognize realized foreign currency transaction gains and losses in the consolidated statements of operations except where such transaction gains and losses arise in intercompany transactions of a long-term investment nature. In those situations, we report such movements in accumulated other comprehensive income (loss). Gains and losses arising from transactions denominated in foreign currencies have not been material to date.
Supplemental Cash Flow Information

	Years Ended December 31,
	2006	2005	2004
	(In thousands)
Supplemental Item:
Cash paid for income taxes	$345	$1,481	$2,004

     Advertising Expenses — The Company expenses advertising costs as incurred. During the years ended December 31, 2006, 2005 and 2004, advertising expenses totaled $0.4 million, $0.2 million and $0.2 million, respectively, and were included in sales and marketing expense in the consolidated statements of operations.
     Impairment of Long-Lived Assets — The Company evaluates long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). Long-lived assets are evaluated for recoverability in accordance with SFAS 144 whenever events or changes in circumstances indicate that an asset may have been impaired. In evaluating an asset for recoverability, the Company estimates the future cash flow expected to result from the use of the asset and eventual disposition. If the expected future undiscounted cash flow is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized. The Company determines fair value by various valuation methods, including the cost of replacement, sales comparison and discounted cash flows.
     Accumulated Other Comprehensive Income (Loss) — The components of accumulated other comprehensive income (loss) include, in addition to net income, unrealized gains and losses on short-term investments and foreign currency translation adjustments. Accumulated other comprehensive income consisted of (in thousands):

	Years Ended December 31,
	2006	2005	2004
Unrealized gain (loss) on short-term investments	—	(20)	—
Foreign currency gain (loss)	171	130	(184)

Accumulated other comprehensive income (loss)	$171	$110	$(184)

Recent Accounting Pronouncements
     In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“ FIN 48”), which became effective for Authorize.Net Holdings, Inc. on January 1, 2007. The Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company is evaluating the impact of adopting FIN 48 on its consolidated financial statements.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. The Company will be required to adopt the provisions of SFAS 157 beginning with its first quarter ending March 31, 2007. The Company is assessing the impact of adopting SFAS 157 but does not expect that it will have a material effect on its consolidated financial position, results of operations, or cash flows.
     The Company adopted Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Years Misstatements in Current Year Financial Statements” (SAB 108) in 2006. SAB 108 requires that companies utilize a dual-approach to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. The adoption of SAB 108 had no effect on the Company’s consolidated financial statements for the year ended December 31, 2006.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 permits Companies to elect, at specified election dates, to measure eligible financial instruments at fair value. Companies shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. The Company has not decided if it will early adopt SFAS 159 or if it will choose to measure any eligible financial assets and liabilities at fair value.
3. Discontinued Operations
TDS Business
     On February 20, 2007, the Company sold certain assets related to its Telecom Decisioning Services (TDS) business to Vesta Corporation (“Vesta”) for $2.5 million in cash plus assumption of certain contractual liabilities. During the first quarter of 2007, the Company recorded a gain on the disposal of its TDS business of approximately $1.4 million, net of tax.
     The Company has incurred significant restructuring and asset impairment charges related to the decline in its TDS business. The Company recorded restructuring charges of $4.7 million and $2.7 million during the years ended December 31, 2006 and 2004, respectively. The Company recorded an asset impairment charge of $2.4 million in the year ended December 31, 2006 which represented the excess of the carrying amount over the fair value of the TDS long-lived assets. The Company considered various valuation methods in determining the fair value of the assets, including the cost of replacement, sales comparison and discounted cash flow valuation methods. There were no restructuring charges directly related to the TDS business in 2005. These charges are included in the results of discontinued operations for each of the respective periods below.
     Included in the amounts reported for net income from discontinued operations for the year ended December 31, 2004 is a settlement payment of approximately $0.5 million as a result of the WorldCom, Inc. bankruptcy proceedings for services provided to WorldCom in 2002. As part of the bankruptcy settlement, the Company also realized a one-time benefit of approximately $1.2 million related to the release from liability of amounts owed to WorldCom, Inc. and amounts that had been reserved for potential claims against the Company as part of the WorldCom, Inc. bankruptcy proceedings.
INS Business
     On October 1, 2004, the Company closed the sale of its Fraud Centurion product suite which was included in the Company’s INS business product offerings. The Company received net cash proceeds of $2.4 million as a result of the sale. As part of this transaction, we sold equipment with a net book value of approximately $0.2 million to Subex and assigned the customer maintenance contracts to Subex. The liabilities for deferred revenue related to these contracts as of the closing date totaled $0.5 million.
     On April 25, 2005, the Company announced that it had entered into an asset purchase agreement for the sale of its INS business, which included its PrePay IN product and related services, to VeriSign, Inc. The sale was completed on June 14, 2005 for $17.45 million in cash plus assumption of certain contractual liabilities. Of the $17.45 million in consideration, $1.495 million is being held in escrow by VeriSign, and $0.25 million is being held by the Company as a liability to VeriSign, until certain representations and warranties expire and will be recorded as a gain, net of indemnity claims at that time. In addition, a liability has been established of $0.45 million in accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements forGuarantees, Including Indirect Guarantees of Indebtedness of Others,” based on the estimated cost if the Company were to purchase an insurance policy to cover up to $5 million of indemnification obligations for certain potential breaches of its intellectual property representations and warranties in the asset purchase agreement with VeriSign. The Company periodically verifies that the $0.45 million liability is appropriate. The $0.25 million and $0.45 million are classified as other long-term liabilities on the Company’s consolidated balance sheet. Such representations and warranties extend for a period of two years and expire on June 14, 2007. As of December 31, 2006 based on notification the Company received from VeriSign, Inc., asserting that the Company is obliged to indemnify VeriSign with respect to a lawsuit filed against VeriSign, the liability is still appropriate. The Company cannot predict the outcome of this matter at this time and it is presently not a party to the litigation. The operating results and financial condition of this former INS segment have been reported as discontinued operations in the accompanying consolidated financial statements in accordance with SFAS No. 144, as the sale was completed during the second quarter of 2005.
     Included in the amounts reported for net income from discontinued operations for the year ended December 31, 2005 is the gain on the sale of the INS business of $12.7 million (net of income tax provision of $0.1 million) and a $1.4 million settlement received by the Company from a lawsuit between Lucent Technologies, Inc. and the Company that was finalized in the second quarter of 2005. The net income from discontinued operations for the year ended December 31, 2004 includes the gain on the sale of the Fraud Centurion assets of $2.7 million.
Instant Conferencing Business
     In the first quarter of 2005, the Company made the decision to no longer actively market or sell its GroupTalk product and took actions to outsource the continuing operations of its Instant Conferencing business. On August 17, 2005, the Company and America Online, Inc. mutually agreed to terminate the master services agreement under which the Company provided our GroupTalk instant

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
conferencing services to America Online, Inc. Authorize.Net subsequently terminated all of the outsourcing agreements for its GroupTalk services and ceased operations of the Instant Conferencing business in the third quarter of 2005.
     The loss from discontinued operations in 2006 includes a $0.5 million refund received for past telecommunications costs previously paid which related to the Instant Conferencing segment. The net income from discontinued operations for the year ended December 31, 2004 includes $2.3 million of goodwill and intangible asset impairment charges related to the Instant Conferencing business.
     In accordance with SFAS 144, the operating results of the former TDS, INS and Instant Conferencing segments have been included as part of the financial results from discontinued operations in the accompanying consolidated financial statements.
     Summarized financial information for the discontinued operations are as follows (amounts in thousands):

	Years Ended December 31,
	2006	2005	2004
Results of operations:
Net revenues	$38,098	$71,503	$106,219
Total expenses	40,189	62,002	102,584
(Benefit) provision for income taxes	(105)	786	1,579

Income (loss) from discontinued operations	(1,986)	8,715	2,056
Gain on sale of Fraud Centurion assets, net of income taxes	—	—	2,673
Gain on sale of INS business, net of income taxes	—	12,689	—

Total discontinued operations, net of income taxes	$(1,986)	$21,404	$4,729

The Company has classified the remaining assets and liabilities, principally consisting of accounts receivable, trade payables and restructuring accruals, from discontinued operations on the Balance Sheet as assets and liabilities of discontinued operations. The Company anticipates that all accounts receivable and trade payables will be collected and paid by the end of September 2007. The Company anticipates that the restructuring accruals will be paid by the end of 2007.
     The following table presents the carrying amounts of major classes of assets and liabilities relating to discontinued operations at December 31, 2006 and December 31, 2005:

	December 31,	December 31,
	2006	2005
	(In thousands)
Assets:
Accounts receivable, net	$2,116	$9,285
Other current assets	1,142	2,085

Total current assets of discontinued operations	3,258	11,370
Property and equipment, net	522	6,012
Other assets	304	47

Total non-current assets of discontinued operations	826	6,059

Total assets of discontinued operations	$4,084	$17,429

Liabilities:
Accounts payable and accrued liabilities	$2,359	$4,987
Deferred revenue	177	628

Total current liabilities of discontinued operations	2,536	5,615

Total liabilities of discontinued operations	$2,536	$5,615

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
4. Share-Based Compensation
Stock Option Plans
     Stock Incentive Plans — The Company awards stock options and restricted share awards under the 2004 Stock Incentive Plan (2004 Plan). No further grants can be made under the 1996 Incentive and Nonqualified Stock Option Plan (the 1996 Plan) and the 1998 Non-Statutory Stock Option Plan (the 1998 Plan). The Company does not plan to make any further grants under the 1997 Stock Incentive Plan and Restricted Stock Purchase Plan.
     In April and June 2004, respectively, the Board authorized and the stockholders approved the adoption of the 2004 Plan which provides for the issuance of options and other stock-based awards to purchase up to 2,500,000 shares of the Company’s common stock, plus the number of shares then remaining available for future grants under the Company’s 1996 Plan and the 1998 Plan, plus the number of shares subject to any stock option granted pursuant to the 1996 Plan or the 1998 Plan that expires, is cancelled or otherwise terminates (other than by exercise) after the effective date of the 2004 Plan. Options are granted with an exercise price of not less than the common stock’s market value at the date of grant. Options generally have a four-year graded vesting and have 10-year contractual terms. Certain option and plan awards provide for accelerated vesting based on stock price performance or if there is a change in control (as defined in the 2004 Plan). At December 31, 2006, 3,355,367 shares were available for grant.
     Employee Stock Purchase Plan — On June 14, 1996, the Board authorized and the stockholders approved the adoption of the 1996 Employee Stock Purchase Plan (ESPP Plan). The ESPP Plan provided for the sale of up to 600,000 shares of the Company’s common stock to employees. Employees may have up to 6% of their base salary withheld through payroll deductions to purchase common stock during semi-annual offering periods. The purchase price of the stock is the lower of 85% of (i) the fair market value of the common stock on the enrollment date (the first day of the offering period), or (ii) the fair market value on the exercise date (the last day of each offering period). Offering period means approximately six-month periods commencing (a) on the first trading day on or after February 1 and terminating on the last trading day in the following July, and (b) on the first trading day on or after August 1 and terminating on the last trading day in the following January.
     During the years ended December 31, 2006, 2005 and 2004, the Company issued approximately 20,000, 73,000 and 84,000 shares, respectively, under the ESPP Plan. The ESPP Plan was terminated upon expiration of the offering period on January 31, 2006.
Stock Option Valuation and Expense Information under SFAS No. 123(R)
     Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R) “Share-Based Payment,” which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS No. 123(R), share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant). Prior to January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The Company also followed the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” The Company elected to adopt the modified prospective transition method as provided by SFAS No. 123(R) and, accordingly, financial statement amounts for the prior periods presented in this Form 10-K have not been restated to reflect the fair value method of expensing share-based compensation.
     On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards ” (the FSP). The FSP provides that companies may elect to use a specified “short-cut” method to calculate the historical pool of windfall tax benefits upon adoption of SFAS No. 123(R). The Company elected to use the “short-cut” method when SFAS No. 123(R) was adopted by the Company on January 1, 2006.
     Share-based compensation expense recognized in the consolidated statement of operations for the year ended December 31, 2006 is based on awards ultimately expected to vest, and has been reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based partially on historical experience. In the Company’s pro forma information required under SFAS No. 123 for the periods prior to January 1, 2006, did not require the Company to establish estimates for forfeitures.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Company recognized the full impact of its share-based payment plans in the consolidated statements of operations for fiscal year 2006 under SFAS No. 123(R) and did not capitalize any such costs on the consolidated balance sheet, as such costs that qualified for capitalization were not material. The following table presents share-based compensation expense included in the Company’s consolidated statement of operations (amounts in thousands):

The Year
Ended
December 31,
2006
Cost of revenues	$92
Engineering and development	223
Sales and marketing	76
General and administrative	3,084

Share-based compensation expense	$3,475

     Except as noted below, the Company estimates the fair value of options granted using the Black-Scholes option valuation model. It estimates the volatility of the Company’s common stock at the date of grant based on its historical volatility rate, consistent with Staff Accounting Bulletin No. 107 (SAB 107). The Company’s decision to use historical volatility is based upon the absence of actively traded options on its common stock and its assessment that historical volatility is more representative of future stock price trends than implied volatility. Authorize.Net estimates the expected term to be consistent with the simplified method identified in SAB 107 for share-based awards granted during the year ended December 31, 2006. The simplified method calculates the expected term as the average of the vesting and contractual terms of the award. The dividend yield assumption is based on historical and expected dividend payouts. The risk-free interest rate assumption is based on observed interest rates appropriate for the term of the Company’s employee options. The Company uses historical data to estimate pre-vesting option forfeitures and records share-based compensation expense only for those awards that are expected to vest. For options granted, the Company amortizes the fair value on a straight-line basis over the vesting period of the options.
     Authorize.Net used the following assumptions to estimate the fair value of share-based payment awards:

	For the Year Ended
	December 31, 2006
		Employee Stock
	Stock Options	Purchase Plan(1)
Expected term (years)	6.25	0.50
Expected volatility	56%-62%	38%
Risk-free interest rate (range)	4.3 - 5.2%	4.6%
Expected dividend yield	0.0%	0.0%
     Upon adoption of SFAS No. 123(R), the Company recognized a benefit of $0.2 million as a cumulative effect of a change in accounting principle resulting from the requirement to estimate forfeitures on the Company’s share-based awards at the date of grant under SFAS No. 123(R) rather than recognizing forfeitures as incurred under APB 25. The cumulative benefit, net of tax, was immaterial for separate presentation in the consolidated statement of operations.

(1)	The 1996 Employee Stock Purchase Plan was terminated upon expiration of the offering period ended January 31, 2006.
     During 2004 and 2005, the Company granted stock options to certain executive officers that provide for vesting of the options upon the achievement of stock price performance. During the three months ended March 31, 2006, 125,000 of these options vested because the average closing price of the Company’s common stock reached $10.00 for over 20 consecutive trading days. During the three months ended June 30, 2006, 50,000 of these options vested because the average closing price of the Company’s common stock reached $12.50 for over 20 consecutive trading days. Additional vesting of 50,000, and 50,000 shares under such stock options could occur if the average closing price of the Company’s common stock over 20 consecutive days reaches $15.00, and $17.50, respectively. The estimated fair value of these options was calculated using a Monte Carlo simulation model that estimated (i) the probability that the performance goal will be achieved, and (ii) the length of time required to attain the target market price. The Company recognized approximately $1.3 million of share-based compensation expense related to these options during the Year Ended December 31, 2006. Stock-based compensation of $0.4 million was recorded in the Year Ended December 31, 2005 related to the performance based vesting of certain executive’s stock options. The compensation charge was in accordance with the achievement of certain stock price milestones determined in the option grants of the executives.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Share Awards
     The value of restricted share awards is determined by their intrinsic value (as if the underlying shares were vested and issued) on the grant date. The following table summarizes the Company’s time-based non-vested share activity for the year ended December 31, 2006:

		Weighted
	Number of	Average
	Shares	Fair Value
Non-vested at January 1, 2006	—	$—
Granted	30,000	13.17
Vested	3,750	13.17
Forfeited	—	—

Non-vested at December 31, 2006	26,250	$13.17

Stock Option Pro Forma Information under SFAS 123
     The Company did not recognize compensation expense for employee share-based awards for the year ended December 31, 2005 and 2004 when the exercise price of the Company’s employee stock awards equaled the market price of the underlying stock on the date of grant. The Company had previously adopted the provisions of SFAS No. 123, as amended by SFAS No. 148, through disclosure only. The following table illustrates the effects on net income (loss) and earnings (loss) per share for the years ended December 31, 2005 and 2004, as if the Company had applied the fair value recognition provisions of SFAS No. 123 to share-based employee awards.

	2005	2004
	(In thousands, except per
	share amounts)
Income (loss) from continuing operations as reported	$(2,392)	$(20,134)
Add: Stock-based compensation included in income (loss) from continuing operations	414	—
Deduct: Total stock-based employee compensation expense determined under fair value method	(1,779)	(2,488)

Pro forma income (loss) from continuing operations	$(3,757)	$(22,622)
Income (loss) from continuing operations per common share — basic as reported	$(0.09)	$(0.76)
Income (loss) from continuing operations per common share — diluted as reported	$(0.09)	$(0.76)
Income (loss) from continuing operations per common share — basic pro forma	$(0.14)	$(0.85)
Income (loss) from continuing operations per common share — diluted pro forma	$(0.14)	$(0.85)
Net income (loss) as reported	$19,012	$(15,405)
Add: Stock-based compensation included in net income (loss)	414	—
Deduct: Total stock-based employee compensation expense determined under fair value method	(2,520)	(3,272)

Pro forma net income (loss)	$16,906	$(18,677)
Net income (loss) per common share — basic as reported	$0.71	$(0.58)
Net income (loss) per common share — diluted as reported	$0.71	$(0.58)
Net income (loss) per common share — basic pro forma	$0.63	$(0.70)
Net income (loss) per common share — diluted pro forma	$0.63	$(0.70)
     The fair value of options on their grant date was measured using the Black-Scholes Option Pricing Model. Key assumptions used to apply this pricing model are as follows:

	2005	2004
Risk-free interest rate	3.68% — 4.47%	1.9% — 3.4%
Expected life of options grants	1-5 years	1-5 years
Expected volatility	55% — 68%	82%
Expected dividend payment rate, as a percentage of the stock price on the date of grant	0%	0%

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table presents activity under all stock option plans:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
	(In thousands)			(In thousands)
Outstanding at January 1, 2004	3,329	$10.12
Granted	2,905	5.71
Exercised	(220)	0.68
Forfeited or expired	(1,331)	9.15

Outstanding at December 31, 2004	4,683	8.00
Granted	1,243	6.26
Exercised	(235)	7.25
Forfeited or expired	(1,870)	8.74

Outstanding at December 31, 2005	3,821	7.23
Granted	775	11.42
Exercised	(605)	7.36
Forfeited or expired	(996)	10.30

Outstanding at December 31, 2006	2,995	$7.29	7.65	$19,097

Vested or expected to vest at December 31, 2006	2,673	$7.19	7.15	$17,338

The number of options exercisable at the dates presented below and their weighted average exercise price were as follows:

Options exercisable at December 31, 2004	2,502	$10.05
Options exercisable at December 31, 2005	2,012	$8.51
Options exercisable at December 31, 2006	1,655	$6.92	7.13	$11,322
     The following table sets forth information regarding options outstanding at December 31, 2006:

			Weighted		Weighted
			Average		Average
		Weighted	Remaining		Exercise
		Average	Contractual	Number	Price for
Number of	Range of	Exercise	Life	Currently	Currently
Options	Exercise Prices	Price	(Years)	Exercisable	Exercisable
(In thousands)				(In thousands)
12	$3.75	$3.75	7.62	6	$3.75
300	3.76	3.76	7.59	300	3.76
547	4.44 - 5.50	5.10	7.44	302	5.13
217	5.60 - 6.10	5.87	7.27	151	5.85
400	6.11	6.11	8.02	159	6.11
339	6.16	6.16	7.95	147	6.16
336	6.17 - 7.70	6.81	7.47	206	6.86
393	7.72 - 9.78	9.36	7.62	186	9.06
348	9.81 - 13.17	12.45	8.17	111	12.14
103	13.37 - 37.32	17.14	6.24	87	17.68

2,995		$7.29	7.65	1,655	$6.92

     The weighted average grant date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 were $6.98, $3.20 and $3.12, respectively. The intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 were $2.2 million, $1.5 million and $0.4 million, respectively.
     As of December 31, 2006, there was $3.9 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock plans including non-vested restricted share awards. That cost is expected to be recognized over a weighted-average period of 2.80 years.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Company received $4.6 million, $1.6 million and $0.5 million in cash from option exercises and issuances of stock under the ESPP Plan for the years ended December 31, 2006, 2005 and 2004, respectively. The Company has excess tax benefits of $1.0 million that will be recorded as a credit to additional paid-in capital when realized based upon the “with-and-without” method. The Company has net operating loss carryforwards that are sufficient to offset taxable income. Under the with-and-without method, an excess tax benefit will be realized when the excess share-based compensation deduction provides the Company with incremental benefit by reducing the current year’s taxes payable.
5. Disclosures About Segments of an Enterprise and Related Information
     SFAS No. 131 (SFAS 131), “Disclosures About Segments of an Enterprise and Related Information,” establishes standards for reporting information about operating segments in annual financial statements and requires selected information of these segments be presented in interim financial reports issued to stockholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company’s chief decision maker, as defined under SFAS 131, is the Chief Executive Officer. The Company views its operations and manages its business as one operating segment.
6. Funds Due to Merchants
     At December 31, 2006, the Company was holding funds in the amount of $8.8 million due to merchants comprised of $7.3 million held for Authorize.Net’s eCheck.Net solution, and $1.5 million held for Authorize.Net’s Integrated Payment Solution (IPS) product. The funds are included in cash and cash equivalents and funds due to merchants on the Company’s consolidated balance sheet. Authorize.Net typically holds eCheck.Net funds for approximately seven business days; the actual number of days depends on the contractual terms with each merchant. The $1.5 million held for IPS includes funds from processing both credit card and Automated Clearing House (ACH) transactions. IPS credit card funds are held for approximately two business days; IPS ACH funds are held for approximately four business days, according to the requirements of the IPS product and the contract between Authorize.Net and the financial institution through which the transactions are processed.
     In addition, the Company has $0.5 million on deposit with a financial institution to cover any deficit account balance that could occur if the amount of eCheck.Net transactions returned or charged back exceeds the balance on deposit with the financial institution. This amount is classified as restricted cash in the Company’s balance sheet. To date, the deposit has not been applied to offset any deficit balance, and management believes that the likelihood of incurring a deficit balance with the financial institution due to the amount of transactions returned or charged back is remote. The deposit will be held continuously for as long as Authorize.Net utilizes the ACH processing services of the financial institution, and the amount of the deposit may increase as processing volume increases.
7. Property and Equipment
     Property and equipment consisted of the following at December 31:

	2006	2005
Furniture and fixtures	$1,823	$1,212
Leasehold improvements	3,204	1,836
Computer equipment	5,302	4,252
Computer software	3,079	2,584
Internally developed software	857	350

	14,265	10,234
Less accumulated depreciation and amortization	(9,880)	(5,442)

Property and equipment, net	$4,385	$4,792

8. Letter of Credit
     At December 31, 2006 the Company has an unsecured letter of credit in the amount of $0.8 million which was reduced from $1.6 million in December 2006 per the terms of the Company’s operating lease for its Burlington, Massachusetts headquarters location. As a result of the Company’s relocation of its corporate headquarters, this amount was increased to $1.1 million in March 2007.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
9. Restructuring Costs
     The following table summarizes the activity in the restructuring accrual for the twelve months ended December 31, 2004, 2005, and 2006 (amounts in thousands):

	Employee
	Severance	Facility Closing
	and Termination	and Related	Asset
	Benefits	Costs	Impairment	Total
Accrued restructuring balance at January 1, 2004	$—	$—	$—	$—

Restructuring accrual — January 2004	484	—	—	484
Restructuring accrual — September/ December 2004	695	200	—	895
Cash payments	(938)	(200)	—	(1,138)

Accrued restructuring balance at December 31, 2004	241	—	—	241

Restructuring accrual — January 2005	—	302	—	302
Restructuring accrual — September 2005	—	1,037	654	1,691
Impairment of assets	—	—	(654)	(654)
Cash payments	(241)	(367)		(608)

Accrued restructuring balance at December 31, 2005	—	972	—	972

Restructuring accrual — 2006	173	—	—	173
Restructuring Adjustments	—	59	—	59
Cash payments	(114)	(286)		(400)

Accrued restructuring balance at December 31, 2006	$59	$745	$—	$804

     The Company has incurred restructuring and asset impairment charges related to or the result of the decline in its former business units which are now reported in discontinued operations.
     In 2006, the Company announced two separate workforce reductions that resulted in a total workforce reduction of about 15 corporate positions, and the Company recorded a restructuring charges of $0.1 million in the first quarter of 2006 related to employee severance and termination benefits and approximately $0.1 million in the fourth quarter of 2006 related to employees who received notification that they would be terminated in the second quarter of 2007. During 2006, the Company made restructuring adjustments of $0.1 million. These adjustments were primarily related to an adjustment of a sublease assumption associated with its Broomfield, Colorado facility.
     In September 2005, the Company decided to consolidate its administrative facilities and vacated the third floor of its corporate headquarters at 30 Corporate Drive, Burlington Massachusetts. The Company recorded a restructuring and related asset impairment charge of $1.7 million in 2005 related to this action. This charge included $1.0 million of lease obligations and $1.3 million for the impairment of leasehold improvements and equipment offset against a deferred rent adjustment of $0.6 million. The Company considered various valuation methods in determining the fair value of the leasehold improvements, including the cost of replacement, and sales comparison methods. The lease obligation represents the fair value of future lease commitment costs, net of projected sublease rental income. The estimated future cash flows used in the fair value calculation are based on certain estimates and assumptions by management, including the projected sublease rental income, the amount of time the space will be unoccupied prior to sublease and the lengths of any sublease. The estimated future cash flows used were discounted using a credit adjusted risk-free interest rate and has a maturity date that approximates the expected timing of future cash flows.
     The Company has lease obligations related to the facilities subject to its restructuring which extend to the year 2011. Management will review the sublease assumptions on a quarterly basis, until the outcome is finalized. Accordingly, management may modify these estimates to reflect any changes in circumstance in future periods. If modifications are made, the changes to the liability are measured using the same credit adjusted risk-free interest rate.
     In January 2005, the Company announced the closing its Broomfield, Colorado facility. The Company recorded a charge of approximately $0.3 million relating to facility closing costs during the three months ended March 31, 2005. The Company anticipates that all other costs relating to this action, consisting principally of lease obligations on unused space, net of estimated sublease income, will be paid by the end of 2008.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In September and December of 2004, the Company announced restructurings of its business in order to lower overall expenses to better align them with future revenue expectations. This action, a continuation of the Company’s emphasis on expense management, resulted in the termination of 22 employees in the Company’s corporate offices in Burlington, Massachusetts. The Company recorded a restructuring charge of approximately $0.7 million relating to employee severance and termination benefits during the three months ended December 31, 2004. All the costs related to this action were paid by the end of 2005. Additionally, subsequent to its acquisition of Authorize.Net the Company relocated its offices in Bellevue, Washington and the remaining rent paid of $0.2 million on the vacated space was included in restructuring charges during the three months ended December 31, 2004. The costs related to these actions were paid by the end of 2005.
     In January 2004, the Company announced a reorganization of its internal business operations. This action, a continuation of the Company’s emphasis on expense management, resulted in the termination of 10 individuals in the Company’s corporate office in Burlington, Massachusetts. The Company recorded a restructuring charge of approximately $0.5 million relating to employee severance and termination benefits during the three months ended March 31, 2004. All costs related to this action were paid by the end of the first quarter of 2005.
10. Commitments and Contingencies
     The Company’s primary contractual obligations and commercial commitments are under its operating leases and a letter of credit. The Company has an unsecured letter of credit in the amount of $0.8 million which was reduced from $1.6 million in December 2006 per the terms of our operating lease for its Burlington, Massachusetts location.
     Leases — The Company has noncancelable operating lease agreements for office space, certain equipment and services. These lease agreements expire at various dates through 2012 and certain of them contain provisions for extension on substantially the same terms as are in effect. Where leases contain escalation clauses, rent abatements, and/or concessions, such as rent holidays and landlord or tenant incentives or allowances, we apply them in the determination of straight-line rent expense over the lease term.
     Future minimum payments under operating leases, including facilities affected by restructurings, consisted of the following at December 31, 2006 (amounts in thousands):

				Restructured Lease
	Net Lease Obligations			Obligations
	Gross Lease	Sublease	Net Lease	Included in Gross
	Obligations	Income	Obligations	Lease Obligations
2007	$3,895	$949	$2,946	$872
2008	2,902	669	2,233	831
2009	2,405	—	2,405	779
2010	2,075	—	2,075	798
2011	1,686	—	1,686	732
Thereafter	—	—	—	—

Total minimum lease payments	$12,963	$1,618	$11,345	$4,012

     In March of 2007, the Company entered into a lease agreement for a 10,000 square foot facility in Marlborough, Massachusetts which will serve as its new corporate headquarters. The Company’s future minimum payments due under this lease are $0.1 million, $0.5 million and $0.3 million, for the periods of less than one year, one to three years and three to five years, respectively. The Company also entered into a sublease agreement for the remaining space in the Burlington, Massachusetts facility. The Company will receive sublease income of $0, $2.3 million and $0.7 million, for the periods of less than one year, one to three years and three to five years, respectively.
     Rent expense for operating leases (excluding sublease income) was approximately $2.1 million, $2.5 million and $3.6 million for the years ended December 31, 2006, 2005 and 2004, respectively.
     The Company leases its former corporate headquarters facility. This lease was entered into in January 2004, had a rent commencement date in June 2004 and expires in 2011. The Company was not required to pay rent during the construction period from January 2004 through May 2004 and the amount of the landlord’s tenant improvement allowance was approximately $3.3 million. In addition, the Company’s Bellevue, Washington lease was executed in August 2004, and had a rent commencement date in September 2004. The Company was not obligated to pay rent during the construction period prior to the rent commencement date and the amount of the tenant improvement allowance was approximately $177,000. The Company also received abated rent for the first three months of the lease term.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Indemnities — The Company typically agrees to indemnify its customers and distributors for any damages or expenses or settlement amounts resulting from claimed infringement of intellectual property rights of third parties, its landlords for any expenses or liabilities resulting from our use of the leased premises, occurring on the leased premises or resulting from the breach of its obligations under the leases related to the leased premises, and purchasers of assets or businesses we have sold for any expenses or liabilities resulting from its breaches of any representations, warranties or covenants contained in the purchase and sale agreements associated with such sales including, without limitation, that the assets sold do not infringe on the intellectual property rights of third parties. While the Company maintains insurance that may provide limited coverage for certain warranty and indemnity claims, such insurance may cease to be available to the Company on commercially reasonable terms or at all.
     The Company established a liability of $0.45 million in accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” based on the estimated cost if the Company were to purchase an insurance policy to cover up to $5 million of indemnification obligations for certain potential breaches of its intellectual property representations and warranties in the asset purchase agreement with VeriSign. Such representations and warranties extend for a period of two years and expire on June 14, 2007.
     Litigation — In May 2006, the Company entered into a settlement agreement with respect to certain litigation involving NetMoneyIN, Inc. Pursuant to the agreement, the Company agreed to pay NetMoneyIN, Inc. a lump sum payment of $1.75 million in exchange for a release and covenant not to sue. The cost of the settlement to the Company was $1.5 million net of $0.25 million received from another party named in the litigation. The Company recorded this cost in its general and administrative expenses in the second quarter of 2006.
     The Company had incurred legal expenses of approximately $0.6 million and $1.1 million for the years ended December 31, 2006 and December 31, 2005, respectively, in connection with the defense of this lawsuit following the Company’s acquisition of Authorize.Net. The Company has not and does not expect to incur any further litigation costs related to this matter.
     In connection with the sale of the Company’s INS business to VeriSign on June 14, 2005, the Company agreed to indemnify VeriSign for up to $5.0 million in damages incurred for potential breaches of our intellectual property representations and warranties in the asset purchase agreement. Such representations and warranties extend for two years from the date of closing. The Company received notification from VeriSign, Inc. asserting that the Company is obliged to indemnify VeriSign with respect to a lawsuit filed against VeriSign which alleges that VeriSign is infringing certain patents of the plaintiff. VeriSign asserts that the Company’s obligation to indemnify it arises in connection with the sale by the Company to VeriSign of certain assets of the Company related to the Company’s Intelligent Network Systems business unit, including the Company’s Prepay IN software, which VeriSign acquired in April 2005. The Company objected to VeriSign’s claim and has asked for additional information, which it has not yet received. The Company is not a party to the litigation at this time.
     The Company is involved in various litigation and legal matters other than the VeriSign matter described above that have arisen in the ordinary course of business. The Company believes that the ultimate resolution of any such matters will not have a material adverse effect on its consolidated financial statements.
11. Stock Repurchases, Warrants, Stockholder Rights Plan
     Stock Repurchases — In September 2006, Authorize.Net’s Board of Directors authorized a stock repurchase program of up to $15.0 million allowing the Company to repurchase shares of its outstanding common stock in the open market or through private transactions from time to time depending on market conditions. The Company did not make any repurchases in 2006.
     On October 4, 2001, Authorize.Net announced that its board of directors authorized the repurchase of up to 2 million shares of the Company’s common stock at an aggregate price of up to $20 million. The shares were to be purchased from time to time on or after October 8, 2001, depending on market conditions. On April 23, 2003, the board approved an expansion of the plan to authorize Authorize.Net to purchase up to 4 million shares of the Company’s common stock at an aggregate price of up to $40 million through September 26, 2005. As of December 31, 2004, the Company had purchased approximately 2.5 million shares at a total cost of approximately $17.9 million since the inception of its repurchase program. There were no repurchases during 2005 and the authority to engage in this program expired on September 26, 2005.
     Stockholder Rights Plan — In November 1997, the Board of Directors of Authorize.Net declared a dividend of one right (each a “Right” and collectively the “Rights”) for each outstanding share of common stock. The Rights were issued to the holders of record of common stock outstanding on November 14, 1997, and will be issued with respect to common stock issued thereafter until the Distribution Date (as defined below) and, in certain circumstances, with respect to shares of common stock issued after the Distribution Date. Each Right, when it becomes exercisable, will entitle the registered holder to purchase from Authorize.Net one one-hundredth (1/100th) of a share of Series A participating cumulative preferred stock, par value $0.01 per share, of Authorize.Net at a

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
price of $75.00. The Rights will be issued upon the earlier of the date which Authorize.Net learns that a person or group acquired, or obtained the right to acquire, beneficial ownership of fifteen percent or more of the outstanding shares of common stock or such date designated by the Board following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of the Company’s common stock that could result in the offer or becoming the beneficial owner of fifteen percent or more of the outstanding shares of the Company’s common stock (the earlier of such dates being called the “Distribution Date”).
12. Income Taxes
     Provision (benefit) for income taxes for the years ended December 31 consisted of the following (in thousands):

	2006	2005	2004
Current:
Federal	$209	—	(777)
Foreign	10	—	—
State	87	35	(269)
Deferred:
Federal	(18,335)	1,509	7,907
State	(85)	304	1,172

(Benefit)/Provision for income taxes	$(18,114)	1,848	8,033

     The tax effects of temporary differences that give rise to deferred tax assets at December 31 were as follows (in thousands):

	2006	2005
Current Items:
Assets:
Allowance for doubtful accounts	$239	$589
Accrued expenses	1,322	1,724
Restructuring reserve	332	507
Operating loss carryforwards	2,529	—
Less valuation allowance	(253)	(2,820)

Current deferred tax assets, net	$4,169	$—

Long-Term Items:
Assets:
Depreciation and amortization	$5,781	$4,394
Acquisition costs	403	604
Intangible assets	680	743
Capital loss carryforwards	—	198
Equity compensation	1,196	170
Net operating loss carryforwards	10,393	13,546
Foreign tax credit carry-forward	732	817
R&D tax credit carry-forward	4,974	6,907
Valuation allowance	(8,767)	(27,379)

Long-term deferred tax assets	15,392	—

Liabilities:
Tax amortization of indefinite-lived intangibles	(4,754)	(3,074)

Long-term deferred tax liabilities	(4,754)	(3,074)

Total net long-term deferred tax assets (liabilities)	$10,638	$(3,074)

     The net change in the valuation allowance for the years ended December 31, 2006, and 2005 was a decrease of approximately $21.1 million and an increase of approximately $4.2 million, respectively. At December 31, 2006, the Company had $92.0 million of federal and state net operating loss carryforwards, which expire, if unused, in years 2009 through 2024. Approximately $5.0 million of the federal net operating loss is subject to an annual limitation imposed by Section 382 of the Internal Revenue Code of approximately $3.0 million. At December 31, 2006, the Company had federal research and development credit carryforwards of $2.7 million which expire, if unused, in years 2012 through 2026. At December 31, 2006, the Company had state research and development credit carryforwards of $3.5 million, a portion of which the Company can use for an indefinite period and a portion which expire, if unused, in years 2016 through 2021. In addition, at December 31, 2006, the Company had foreign tax credit carryforwards for federal purposes of $0.6 million, which expire, if unused, in years 2007 through 2015.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In evaluating the Company’s ability to recover its deferred tax assets, it considered all available positive and negative evidence including its past operating results, the existence of cumulative income in the most recent fiscal years, changes in the business in which it operates and its forecast of future taxable income. In determining future taxable income, the Company is responsible for assumptions utilized including the amount of state, federal and international pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions required significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates it is using to manage the underlying businesses. The Company’s decision to exit the TDS business on October 4, 2006 removed considerable uncertainty regarding its estimates of expected future results. Based upon the Company’s cumulative operating results and an assessment of its expected future results, the Company concluded that it was more likely than not that it would be able to realize a substantial portion of its U.S. net operating loss carryforward tax asset prior to their expiration and realize the benefit of other net deferred tax assets. As a result, the Company reduced its valuation allowance in 2006, resulting in recognition of a deferred tax asset of $20.3 million.
     The following is a reconciliation of income taxes at the federal statutory rate to the Company’s effective tax rate for the years ended December 31:

	2006	2005	2004
Statutory federal income tax rate	35%	34%	34%
State taxes, net of federal benefit	6%	7%	—%
Foreign taxes	—%	—%	—%
Foreign tax credit	—%	—%	15%
Change in valuation allowance	-251%	-458%	-132%
Federal & State R&D credits	-2%	97%	-25%
Change in tax exposure reserves	—%	—%	8%
Effect of liquidation of a subsidiary on tax attributes	—%	—%	33%
Equity Compensation	2%	—%	—%
Other, net	—%	-6%	1%

	-210%	-340%	-66%
     The Company is routinely under audit by federal, state or local authorities in the areas of income taxes. These audits include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and local tax laws. In evaluating the exposure associated with various tax filing positions, the Company accrues charges for probable exposures. At December 31, 2006, the Company has appropriately $1.0 million accrued for probable exposures and related interest.
13. Retirement Plan
     The Company has a 401(k) Retirement Plan. All employees of the Company are eligible to participate, subject to employment eligibility requirements. The Company pays a matching contribution of 50% up to the first 6% contributed by the employee. The Company’s 401(k) matching expense was $0.4 million, $0.6 million and $0.8 million for the years ended December 31, 2006, 2005 and 2004, respectively.
14. Earnings Per Share (EPS)
     Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.
     A reconciliation of the shares used to compute basic income per share to those used for diluted income per share is as follows for the years ended December 31 (in thousands):

	2006	2005	2004
Shares for basic computation	27,248	26,670	26,643
Options and warrants (treasury stock method)	997	—	—

Shares for diluted computation	28,245	26,670	26,643

     Stock options to purchase approximately 369,000 shares, 1,265,000 shares and 3,009,000 shares of common stock were excluded from the calculation of diluted earnings per share for the years ended December 31, 2006, 2005 and 2004, respectively, because these options were anti-dilutive.
     In addition, all other stock options and warrants convertible into common stock have been excluded from the diluted EPS computation in the year ended December 31, 2004, as they are anti-dilutive due to the net loss recorded by the Company in this period. Had such shares been included, the number of shares for the diluted computation for the year ended December 31, 2004 would have increased by approximately 155,000.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
15. Related Party Transactions
     On December 31, 2004, Wells Fargo & Company (“Wells Fargo”) acquired certain assets of Strong Capital Management (“Strong Capital”). Strong Capital, which was an independent money manager that offered mutual funds to individual investors and accounts for institutional clients, owned the Company’s stock on December 31, 2004.
     The Company has ongoing business relationships with a certain affiliate of Wells Fargo that existed prior to Wells Fargo acquisition of Strong Capital. Wells Fargo, together with certain of its affiliates, owns more than ten percent of the Company’s outstanding stock as reported on a Schedule 13G filed on February 8, 2007. The relationships, which are independent of each other, consist of (i) payments made by the Company to the affiliate of Wells Fargo for fees associated with the Integrated Payment Solution (“IPS”) accounts (ii) payments made by the Company to the affiliate of Wells Fargo for credit card interchange fees related to IPS services provided to the Company’s merchant customers and (iii) payments received by the Company from the affiliate of Wells Fargo in accordance with a non-exclusive agreement in which the affiliate of Wells Fargo resells the Company’s gateway services.
     Payments made by the Company to the affiliate of Wells Fargo for interchange and bank fees amounted to $2.7 million, and $2.2 million for the years ended December 31, 2006 and 2005, respectively. Payments received by the Company from Wells Fargo and its affiliate amounted to $2.8 million and $2.2 million for the years ended December 31, 2006 and 2005, respectively. Balances due to Wells Fargo and its affiliates were $0.1 million, at December 31, 2006 and 2005. Balances due from Wells Fargo and its affiliates were $0.2 million and $0.3 million, at December 31, 2006 and 2005, respectively. Wells Fargo and its affiliates were not a related party during the year ended December 31, 2004.
16. Subsequent Events
     On February 21, 2007, the Company announced that it had entered into an asset purchase agreement and sold certain assets related to its TDS business to Vesta Corporation at the close of business on February 20, 2007 for $2.5 million in cash plus assumption of certain contractual liabilities. During the first quarter of 2007, the Company recorded a gain on the disposal of its TDS business of approximately $1.4 million, net of tax.

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
17. Interim Financial Information (Unaudited)

	Q1	Q2	Q3	Q4
	(In thousands, except per share amounts)
2006
Revenues	$13,454	$13,917	$14,474	$15,704
Gross profit	$10,566	$11,024	$11,405	$12,075
Income (loss) from operations	$497	$457	$2,486	$23,304
Discontinued operations	$1,135	$397	$(2,212)	$(1,306)
Net income (loss)	$1,632	$854	$274	$21,998	(1)
Basic earnings (loss) per share	$0.06	$0.03	$0.01	$0.80
Diluted earnings (loss) per share	$0.06	$0.03	$0.01	$0.77
2005
Revenues	$10,100	$10,747	$11,714	$12,767
Gross profit	$7,804	$8,470	$9,168	$9,984
Income from operations	$(1,254)	$(794)	$(1,481)	$1,137
Discontinued operations	$154	$16,006	$2,468	$2,776
Net income (loss)	$(1,100)	$15,212	$987	$3,913
Basic earnings (loss) per share	$(0.04)	$0.57	$0.04	$0.14
Diluted earnings (loss) per share	$(0.04)	$0.57	$0.04	$0.14

(1)	Net income for the fourth quarter of 2006 reflects a partial reversal of a valuation allowance, resulting in recognition of a deferred tax asset of $20.3 million.